Exhibit 99.1

Item 6. Selected Financial Data

The following table sets forth selected financial data for each of the five years in the period ended December 31, 2004 (amounts in millions, except per share amounts). This financial data should be read together with our consolidated financial statements and related notes, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and other financial data appearing elsewhere in this report.

	Years Ended December 31,
	2004	2003	2002	2001	2000 *
Selected Income Statement Data
Revenue:
U.S. domestic package	$26,960	$25,362	$24,280	$24,391
International package	6,809	5,609	4,720	4,280
Supply chain solutions	2,813	2,514	2,272	1,650

Total revenue	36,582	33,485	31,272	30,321	29,498
Operating expenses:
Compensation and benefits	20,916	19,328	17,940	17,397	16,546
Other	10,677	9,712	9,236	8,962	8,440

Total operating expenses	31,593	29,040	27,176	26,359	24,986
Operating profit (loss):
U.S. domestic package	3,702	3,657	3,925	3,969
International package	1,149	732	338	139
Supply chain solutions	138	56	(167)	(146)

Total operating profit	4,989	4,445	4,096	3,962	4,512
Other income (expense):
Investment income	82	18	63	159	527
Interest expense	(149)	(121)	(173)	(184)	(205)
Gain on redemption of long-term debt	—	28	—	—	—
Tax assessment	—	—	1,023	—	—

Income before income taxes	4,922	4,370	5,009	3,937	4,834
Income taxes	(1,589)	(1,472)	(1,755)	(1,512)	(1,900)
Cumulative effect of changes in accounting principles	—	—	(72)	(26)	—

Net income	$3,333	$2,898	$3,182	$2,399	$2,934

Per share amounts:
Basic earnings per share	$2.95	$2.57	$2.84	$2.13	$2.54
Diluted earnings per share	$2.93	$2.55	$2.81	$2.10	$2.50
Dividends declared per share	$1.12	$0.92	$0.76	$0.76	$0.68
Weighted Average Shares Outstanding
Basic	1,129	1,128	1,120	1,126	1,153
Diluted	1,137	1,138	1,134	1,144	1,175

	As of December 31,
	2004	2003	2002	2001	2000
Selected Balance Sheet Data
Working capital	$6,076	$4,335	$3,183	$2,811	$2,623
Long-term debt	3,261	3,149	3,495	4,648	2,981
Total assets	33,026	29,734	26,868	24,636	21,662
Shareowners’ equity	16,384	14,852	12,455	10,248	9,735

*	Revenue and operating profit by segment in 2000 has not been restated.